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                         October 11, 2022

       Timothy M. Kohl
       Chief Executive Officer
       Marten Transport Ltd
       129 Marten Street
       Mondovi, Wisconsin 54755

                                                        Re: Marten Transport
Ltd
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 14,
2022
                                                            File No. 000-15010

       Dear Timothy M. Kohl:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program
       cc:                                              Pat Pazderka